Exhibit 99.1

REMEC LIQUIDATING TRUST

CLOSING LETTER and 2012 GRANTOR TAX STATEMENT

This letter provides information to Beneficiaries of the REMEC Liquidating Trust (the “Trust”) in accordance with the Liquidating Trust Agreement between REMEC, Inc. and Richard A. Sackett, as Trustee. The attached 2012 Grantor Statement of Income/(Loss) (the “Statement”) is intended to provide tax information for a Beneficiary’s Federal income tax return for the tax year ending December 31, 2012. Beneficiaries will not be issued a 2012 Form 1099-MISC from the Trust for the attached Grantor Statement.

Status of the Trust

In 2012, the Trustee conducted activities consistent with the Trust purposes and in doing so realized income and incurred expenses, which are reflected on the attached Statement. In particular, total Passive (non-operating) Income of $56,642.00 was realized as a result of the reversal of prior accruals for estimated Legal, Professional and Accounting fees and expenses at the closing of the Trust.

Effective October 1, 2012, the Trust made its sole (since its inception on January 1, 2011) and final liquidating distribution to the Beneficiaries in the total amount of $2,894,971.84, or $0.0964 per Beneficial Unit (each such unit being equal to one share of common stock of REMEC, Inc., which was dissolved effective March 18, 2011). With this final distribution, the Trust has now completed its sole purpose, which was to complete the winding-up of the affairs of REMEC, Inc. and to distribute the proceeds therefrom to the Beneficiaries. The Trust terminated effective November 30, 2012.

The Trustee intends to file the Trust 2012 Federal and California State tax returns in early 2013. It is anticipated that the Trust’s website, www.remec.com will remain accessible until April 30, 2015 to provide historical tax and other information to Beneficiaries, including this letter and the attached Statement.

General Tax Information

For Federal income tax purposes, the Trust is treated as a “grantor” trust. As such, the Trust itself is not subject to Federal income tax. Instead, each Beneficiary will be treated as having a direct interest in an allocable pro rata share of each asset and liability of the Trust. As a result, an allocable portion of all items of Trust income, deductions and credits must be reported by Beneficiaries on their income tax return(s). The attached Statement has been prepared on a per-unit basis. Accordingly, each Beneficiary should use the number of Beneficial Units held by them to determine their individual tax impact.

Also for Federal income tax purposes, on October 1, 2012, (the date of the final liquidating distribution), each Beneficiary on that date will be treated as having received an amount equal to $0.0964 per Beneficial Unit multiplied by the number of Beneficial Units held by such Beneficiary. Accordingly, on that date each Beneficiary should recognize gain or loss in an amount equal to the difference between (x) their share of the final liquidating distribution, and (y) such Beneficiary’s tax basis in the Beneficial Units held by such Beneficiary as of October 1, 2012. The Beneficial Units had an initial tax basis of $0.0991 when the Trust was formed effective January 1, 2011. Beneficiaries should receive a Form 1099 from their brokers (for former unregistered shareholders) or Computershare Shareowner Services (for former registered shareholders) based on this distribution.

The tax information in this letter is for general informational purposes only and does not address all possible tax considerations that may be material to a Beneficiary and does not constitute legal or tax advice. Moreover, it does not deal with all tax aspects that might be relevant to a Beneficiary, in light of its personal circumstances, nor does it deal with particular types of Beneficiaries that are subject to special treatment under the federal income tax laws. The state, local and foreign tax consequences of any items of income, gain, loss, deduction or credit of the Trust may be treated differently for state, local and foreign tax purposes than for federal income tax purposes. To ensure compliance with requirements imposed by the Internal Revenue Service, any tax information contained in this letter is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

The Trustee cannot and does not provide individual income tax advice or guidance; Beneficiaries are urged to consult with their own tax advisers with respect to their individual tax consequences.